[HUTCHINS, WHEELER & DITTMAR LETTERHEAD]

                                                                  Exhibit 5.1(a)




                                       March 4, 1998



HomeSide Lending, Inc.
7301 Baymeadows Way
Jacksonville, Florida  32256

Ladies and Gentlemen:

     We have acted as counsel to HomeSide Lending, Inc., a Florida corporation (the "Company") in connection with the proceedings being taken to register under the Securities Act of 1933, as amended, $500,000,000 aggregate principal amount of debt securities pursuant to a Registration Statement on Form S-3 (File No. 333-45603) filed with the Securities and Exchange Commission (the "Registration Statement"). The debt securities are being issued pursuant to an indenture in the form filed as an exhibit to the Registration Statement (the "Indenture").

     As such counsel, we have examined such corporate records, certificates and other documents of or relating to the Company, and opinions of counsel in jurisdictions other than Massachusetts, as we have deemed necessary as a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We have also assumed, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are valid, binding and enforceable obligations of such parties.

     Based upon the foregoing, subject to the limitations set forth herein and having regard for such legal considerations as we deem relevant, we are of the opinion that when the terms of the debt securities being offered pursuant to the Registration Statement and their issue and sale have been duly established in conformity with the Indenture and in conformity with any applicable law or agreement or instrument then binding on the Company, and the debt securities have been duly executed and authenticated in accordance with the terms of the Indenture and issued and sold as contemplated in the Registration Statement, the debt securities will constitute legal, valid and binding obligations of the Company subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws of general application relating to or affecting the enforcement of creditors' rights, (ii) the effect of

[2nd PAGE HUTCHINS, WHEELER & DITTMAR LETTERHEAD]

HomeSide Lending, Inc.
March 4, 1998
Page 2

general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

     The opinions expressed herein are solely for your benefit and may not be relied upon in any manner or for any purpose by any other person and may not be quoted in whole or in part without our prior written consent.

                                    Very truly yours,

                                    /s/ Hutchins, Wheeler & Dittmar

                                    HUTCHINS, WHEELER & DITTMAR
                                    A Professional Corporation

267116-1